California Amplifier Fred Sturm, President and CEO of California Amplifier, Inc. Tracy Trent, Chief Operating Officer of Vytek Corporation A Leader in Wireless Solutions

Safe Harbor Statement Our presentation and question & answer session may contain forward-looking statements that involve risks and uncertainties, including without limitation California Amplifier's concentrated customer base, highly competitive markets, rapid technology changes, and other risks and uncertainties that are detailed from time to time in the Company's SEC reports, including our Registration Statement on Form S-4 and Annual Reports on Form 10K. California Amplifier filed a Registration Statement on Form S-4 (File No. 333-112851) with the SEC in connection with the proposed merger of its wholly owned subsidiary with Vytek Corporation pursuant to a merger agreement dated December 23, 2003. The Registration Statement was declared effective by the SEC on March 11, 2004. California Amplifier and Vytek have mailed to their respective shareholders a Joint Proxy Statement / Prospectus, which is contained in the Registration Statement. Investors and shareholders are urged to read the Registration Statement and the Joint Proxy Statement / Prospectus carefully. The Registration Statement and Joint Proxy Statement / Prospectus contain important information about both California Amplifier and Vytek, the proposed merger, the persons who will be soliciting proxies related to the merger, their interest in the merger, and related matters and information. Investors and shareholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov or at one of the SEC's other public reference rooms. California Amplifier, Vytek, and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the respective shareholders of California Amplifier and Vytek with respect to the transactions contemplated by the merger agreement. The Joint Proxy Statement / Prospectus contains important information about the persons soliciting the proxies related to the merger and their interests in such transactions. Information regarding California Amplifier's and Vytek's officers and directors is included in the Registration Statement.

Cal Amp Overview Founded in 1981, publicly traded since 1983 Headquartered in Ventura County, CA; 500 + employees Leading OEM supplier into satellite communications markets Product development program initiatives - Wi Fi Access Point - PCS Repeater Company timeline

Cal Amp Financial Overview Diluted EPS ($0.12) ($0.42) $0.37 $0.32 $0.35 $0.36-$0.42E* * Per Company guidance on December 23, 2003 Revenue ($ in millions) Guidance Range*

Growth Strategy Diversify customer base Access to growth markets Leverage core competencies Higher gross margin opportunity Profitable in the near term Established acquisition criteria Acquisition strategy was implemented to support sustainable revenue and profit growth Uniquely positions the combined company to bring innovative mobile and fixed wireless solutions to market Identified Vytek as strategic fit

Scaling Our Business Model: Optimal Offering Built by us Our software Tailored by us Our design Bundled Solutions Product Development & Integration Services IP & Hardware/ Software Platforms (Licensed) Production Capability ($/Piece) Target Fortune 1000 OEM and Enterprise Customers Differentiated IP High value added content Specialized wireless/mobile applications

About Vytek * Unaudited; includes 3 month pre-acquisition stub period for Stellcom Revenues of $45M* in CY03 Private, VC backed technology company Headquartered in San Diego, CA; 280 employees Acquisition of Stellcom in April 2003 provided necessary scale Strong relationships with leading technology providers Over 350 active customers in CY03 Solutions focused approach Wireless products Paging and telemetry Emerging technology platforms (i.e., 802.11x, X-scale) Software applications TelAlert (messaging) Public Safety Suite (citations, data collection, wants/warrants) Professional services Embedded wireless design Enterprise mobility User experience

Home Media Solutions Network Access Mobile Devices Medical Vehicle-based computing Public Safety Usability Vending/Kiosk Solutions Retail Vytek's Solutions

Vytek Business Relationships PARTNERS Barnes & Noble EF Johnson LAPD HP Microsoft Movielink Polaris Toro Thales Toshiba Welch Allyn Party City SAMPLE CUSTOMER LIST

Custom Device and Usability design $1-1.5 M In-Flight Media Delivery Solution Production Opportunity Scaling Our Business Model: Current Media Distribution Client Vytek "Marlin" Design License revenue $150k Licensed / Custom Media Delivery Portal $500K

How Does Vytek Fit? Future growth opportunities Vantage point into emerging and growth markets Solutions approach provides additional product opportunity Experienced and established sales organization A B C D All Other 0.394 0.229 0.085 0.059 0.233 A B C D E Next 5 All Other 0.296 0.172 0.064 0.056 0.044 0.116 0.252 Diversify Revenue Base (revenue for most recent fiscal year) Cal Amp Pro Forma w/ Vytek Top 4 customers = 77% of sales Top 10 customers = 75% of sales

How Does Vytek Fit? (con't.) Higher gross margins Q1* Q2 Q3 Q4 Total CY03 Revenue** $7.3M $12.5M $12.1M $13.4M $45.3M Gross Margin** 27% 37% 32% 39% 36% Expected to attain profitability in near term Significant cost reduction opportunities in manufacturing and corporate overhead Ability to leverage technology and product development for current customers Complementary core competencies Offers broad solutions, from early concept and design through limited production Software application development Specialized embedded and wireless design in new device categories * Includes 3 month pre-acquisition stub period for Stellcom **unaudited

How Does Vytek Fit? (con't) ENGINEERING Wireless / RF Embedded Systems Software / Systems Design Mechanical Design SALES & MARKETING PRODUCTION / MANUFACTURING ADMINISTRATION Cal Amp TOTAL: 520 Combined Company TOTAL: 800 30 11 466* 13 Vytek TOTAL: 280 14 70 164 32 480 81 194 45 * Includes 256 contract employees Employees (as of 2/29/04) 30 164 194 20 10 30 2 25 27 2 125 127 6 4 10 Cal Amp Vytek Total Human Resource Summary

Transaction Summary Cal Amp to purchase 100% of Vytek Cal Amp to issue 8.2M shares of common stock Purchase price valuation of $93.0M Lock up provision for 6.3M shares 10.4% of shares to be escrowed for 15 months

Vytek Operating Trend (Unaudited -- $ in millions) CY03 CY03 Q1* / Q2 Q3 / Q4 $ ^ Revenue 19.8 25.5 5.7 Gross profit 6.6 9.2 2.6 Gross margin 33% 36% 3% Operating expenses R & D 1.8 1.3 (.5) SG & A 9.6 7.9 (1.7) Depr / Amort 2.9 2.6 (.3) Credits (6.5)** (.2) 6.3 Operating loss (1.2) (2.4) (1.2) * Includes 3 month pre-acquisition stub period for Stellcom ** Represents the reversal of a previously recorded restructuring charge

Planned Savings Operating Expenses Depreciation / Amortization* Salaries / Benefits Travel Related Professional Fees Telecom / Other Cost of Goods Sold Purchased Material Cost Manufacturing Overheads Annualized Savings FY 05 Annualized Savings FY 06 $4.3 M 1.1 .3 .4 .1 $ .5 M .7 $6.2 M $1.2 M Total Total Vytek costs and expenses * Excludes one time anticipated write off of $.5M for in process R&D in FY05

Why Vote in Favor of the Vytek Acquisition? Expands customer base into attractive markets Supports margin expansion goals Leverages complementary core competencies Vytek expected to be profitable in near term Positions Cal Amp for continued growth